Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2023 by and among Fusion Pharmaceuticals Inc., a corporation existing under the Canada Business Corporations Act (the “Company”), and the investors identified on Exhibit A attached hereto (each an “Investor” and collectively the “Investors”).

RECITALS

A. The Company and the Investors are, severally and not jointly, executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the 1933 Act (as defined below), and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the SEC (as defined below) under the 1933 Act;

B. The Investors wish to purchase, severally and not jointly, from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, an aggregate of 4,784,689 shares (the “Shares”) of the Company’s Common Shares, no par value (the “Common Shares”); and

C. Contemporaneously with the sale of the Shares hereunder, at the Closing the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Shares under the 1933 Act and applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with such Person.

“Announcing 8-K” has the meaning set forth in Section 4.51.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.23.

“Breach” has the meaning set forth in Section 4.29.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Canadian Qualifying Jurisdictions” means each of the provinces of Canada, except Quebec.

“Canadian Securities Commissions” means the Ontario Securities Commission and the securities commissions or other securities regulatory authorities in the Canadian Qualifying Jurisdictions.

“Canadian Securities Laws” means all applicable securities laws in each of the Canadian Qualifying Jurisdictions, including the respective rules and regulations made thereunder together with applicable published national and local instruments, policy statements, notices, blanket orders and rulings of the Canadian Securities Commissions, and all discretionary rulings and orders applicable to the Company, if any, of the Canadian Securities Commissions.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Common Shares” has the meaning set forth in the recitals to this Agreement.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the 1933 Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company Intellectual Property” has the meaning set forth in Section 4.27.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Data” has the meaning set forth in Section 4.28.

“Data Protection Obligations” has the meaning set forth in Section 4.28.

“Disqualification Event” has the meaning set forth in Section 4.47.

“DTC” has the meaning set forth in Section 4.50.

“EDGAR system” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

“Environmental Laws” has the meaning set forth in Section 4.20.

“Government Official” has the meaning set forth in Section 4.22.

“Health Care Laws” has the meaning set forth in Section 4.37.

“Investor Questionnaire” has the meaning set forth in Section 3.1.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, financial condition or business of the Company and its subsidiaries taken as a whole, (ii) the legality or enforceability of any of the Transaction Documents or (iii) the ability of the Company to perform its obligations under the Transaction Documents.

“Nasdaq” means the Nasdaq Global Select Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed here.

“Press Release” has the meaning set forth in Section 9.8.

“Principal Trading Market” means the Trading Market on which the Common Shares are primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be the Nasdaq Global Select Market.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Regulation D” has the meaning set forth in the recitals to this Agreement.

“Regulatory Agencies” has the meaning set forth in Section 4.36.

“Relevant Taxing Jurisdiction” has the meaning set forth in Section 4.6.

“Sanctions” has the meaning set forth in Section 4.24(i)(A).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” means all reports, schedules, forms, statements and other documents filed or required to be filed by the Company under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof.

“Selling Stockholder Questionnaire” has the meaning set forth in Section 3.1.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable Common Shares).

“Stamp Taxes” has the meaning set forth in Section 4.7.

“Trading Day” means (i) a day on which the Common Shares are listed or quoted and traded on its Principal Trading Market, or (ii) if the Common Shares are not listed on a Trading Market (other than the OTCQX Market or the OTCQB Market), a day on which the Common Shares is traded in the OTCQX Market or the OTCQB Market, or (iii) if the Common Shares is not listed or quoted on any Trading Market, a day on which the Common Shares is quoted in the over-the-counter market as reported in the Pink Open Market of OTC Markets Group by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Shares are not listed or quoted as set forth in (i), (ii) or (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTCQX Market or the OTCQB Market (or any successors to any of the foregoing) on which the Common Shares are listed or quoted for trading on the date in question.

“Transfer Agent” has the meaning set forth in Section 7.2(a).

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“U.S. GAAP” has the meaning set forth in Section 4.21.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares. On the Closing Date (as defined below), upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and each Investor will purchase, severally and not jointly, the number of Shares set forth opposite the name of such Investor under the heading “Number of Shares” on Exhibit A attached hereto. The purchase price per Share shall be $4.18.

3. Closing.

3.1 Closing. Upon the satisfaction of the conditions set forth in Section 6, the completion of the purchase and sale of the Shares (the “Closing”) shall occur remotely via exchange of documents and signatures on May 15, 2023 (the “Closing Date”). At or prior to the Closing, each Investor shall execute, on or before the Closing Date, the Transaction Documents, the Investor Questionnaire or such other similar forms or information provided to the Company by such Investor in the form attached hereto as Exhibit C (the “Investor Questionnaire”) and the Selling Stockholder Questionnaire in the form attached to the Registration Rights Agreement (the “Selling Stockholder Questionnaire”).

3.2 Delivery of Funds. On the Closing Date, against, and concurrently with, delivery of the Shares pursuant to Section 3.3, each Investor shall deliver or cause to be delivered to the Company, via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company not less than two (2) Business Days prior to the Closing Date, an amount equal to the purchase price to be paid by the Investor for the Shares to be acquired by it as set forth opposite the name of such Investor under the heading “Aggregate Purchase Price of Shares” on Exhibit A attached hereto.

3.3 Delivery of Shares. At the Closing, the Company shall deliver or cause to be delivered to each Investor (i) a number of Shares, registered in the name of the Investor (or its nominee in accordance with its delivery instructions), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), equal to the number of Shares set forth opposite the name of such Investor under the heading “Number of Shares” on Exhibit A attached hereto, and (ii) written notice from the Company or the Transfer Agent evidencing the issuance to each Investor of such Shares on and as of the Closing Date. The Shares shall be delivered via a book entry record through the Transfer Agent (as defined below). Unless the Company and an Investor otherwise mutually agree with respect to such Investor’s Shares, at Closing settlement shall occur on a “delivery versus payment” basis.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to and agrees with each of the Investors that:

4.1 Organization, Good Standing and Qualification. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and capacity to own or lease its property and to conduct its business as described in the SEC Filings and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

4.2 Subsidiaries. Each subsidiary of the Company has been duly incorporated, organized or formed, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction of its incorporation, organization or formation, has the corporate or other business entity power and authority to own or lease its property and to conduct its business as described in the SEC Filings and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; all of the issued share capital or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.

4.3 Transaction Documents. The Company has all requisite corporate power and authority to enter into the Transaction Documents to carry out and perform its obligations under the terms of the Transaction Documents. The Agreement has been duly authorized, executed and delivered by the Company, and each of the other Transaction Documents has been duly authorized, and upon the Closing will have been duly executed and delivered by the Company. This Agreement constitutes, and the other Transaction Documents when executed and delivered by the Company will constitute, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally, and general principles of equity.

4.4 Authorization. All necessary action on the part of the Company, its officers, directors and shareholders necessary for the authorization of the Shares, the authorization, execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein has been taken by the Company. No further action on the part of the shareholders of the Company is necessary to approve the transactions contemplated by the Transaction Documents (under the rules of the Nasdaq Stock Market, the laws of Canada or otherwise).

4.5 Capitalization. The authorized capital stock of the Company consists of an unlimited number of common shares, no par value, and an unlimited number of preferred shares, no par value, issuable in series, all of which preferred shares are undesignated. The Company’s issued and outstanding capital stock is as set forth in the most recent SEC Filing containing such disclosure as of the date indicated in such SEC Filing (except for subsequent issuances, if any, pursuant to this Agreement or pursuant to reservations, agreements or employee benefit plans, in each case, referred to in the SEC Filings, pursuant to the exercise of convertible securities or options or the vesting of restricted stock units referred to in the SEC Filings or pursuant to the Company’s Open Market Sale Agreement with Jefferies LLC).

4.6 Payments. All payments to be made by or on behalf of the Company under this Agreement and all dividends and other distributions declared and payable on the Shares, under the federal laws of Canada or the laws of any province, and of any other jurisdiction in which the Company is organized or incorporated, engaged in business or otherwise resident for tax purposes or has a permanent establishment or any political subdivision, authority or agency in or of any of the foregoing having power to tax (each, a “Relevant Taxing Jurisdiction”), will not be subject to withholding or deduction under the current laws and regulations of any Relevant Taxing Jurisdiction without the necessity of obtaining any governmental authorization; provided, however, that dividends and other distributions declared and payable on the Shares will be subject to withholding tax at the applicable rate under the current laws and regulations of the Relevant Taxing Jurisdiction in Canada, subject to reduction under an applicable tax treaty.

4.7 Stamp Taxes. No stamp, documentary, capital, issuance, registration, transfer, withholding, capital gains, income or other taxes or duties (“Stamp Taxes”) are payable by or on behalf of the Investors, the Company or any of its subsidiaries in any Relevant Taxing Jurisdiction in connection with (i) the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, (ii) the creation, allotment and issuance of the Shares, or (iii) the sale and delivery of the Shares to the Investors.

4.8 Common Shares. The Common Shares in the capital of the Company outstanding prior to the issuance of the Shares have been duly authorized and are validly issued, fully paid, non-assessable and were not issued in violation of any applicable U.S. federal securities laws or Canadian Securities Laws.

4.9 Valid Issuance. The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and will be issued free and clear of any liens or other restrictions (other than those under applicable securities laws) and the issuance of the Shares will not be subject to any preemptive or similar rights.

4.10 Non-Contravention; Consents. The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents will not contravene any provision of (i) applicable law, (ii) the Articles of the Corporation or General By-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except in the case of clauses (i), (iii) and (iv), where such contravention would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or order of, or qualification with, any governmental body, agency or court is required for the performance by the Company of its obligations under the Transaction Documents, except such as may be required by the Financial Industry Regulatory Authority or Nasdaq in connection with the offer and sale of the Shares. No party has any contractual right to purchase any of the Shares or otherwise participate in the offering thereof, as a placement agent or in any other capacity, which would be violated by the Company’s entry into the Transaction Documents and its performance of its obligations thereunder.

4.11 Nasdaq Listing Requirements. The Common Shares are registered pursuant to Section 12(b) or 12(g) of the 1934 Act and are listed on Nasdaq, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the 1934 Act or delisting the Common Shares from Nasdaq, nor has the Company received any notification that the SEC or Nasdaq is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of Nasdaq.

4.12 Registration Rights. Except as contemplated by the Transaction Documents, there are no contracts, agreements or understandings between the Company and any Person granting such Person the right to require the Company to file a registration statement under the 1933 Act or a prospectus under the rules and regulations made thereunder, except for such rights as have been satisfied or duly waived.

4.13 Canadian Securities Laws. The Company has complied with all Canadian Securities Laws required to be complied with by the Company to distribute the Shares to Investors in the Canadian Qualifying Jurisdictions on a basis exempt from the prospectus requirements of Canadian Securities Laws.

4.14 SEC Filings. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof. At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.15 Internal Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (iii) are effective in all material respects to perform the functions for which they were established.

4.16 No Material Adverse Change. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, since December 31, 2022.

4.17 Legal Proceedings. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings (i) accurately described in all material respects in the SEC Filings or disclosed to the Investors (and to be publicly disclosed in the Announcing 8-K (as defined below)) or (ii) that would not have a Material Adverse Effect.

4.18 Investment Company. The Company is not, and after the Closing will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

4.19 Transfer Agent. American Stock & Transfer Trust Company, LLC at its principal office in New York, New York has been duly appointed as transfer agent and registrar for the Shares.

4.20 Environmental Matters. The Company and each of its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.21 Costs and Liabilities with Environmental Laws. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which have or would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, or would be required to be disclosed under United States generally accepted accounting principles (“U.S. GAAP”) or SEC rules or regulations.

4.22 Anti-Bribery Laws. (i) None of the Company or any of its subsidiaries or controlled Affiliates, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or controlled Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any Person in violation of any applicable anti-corruption laws; (ii) the Company and each of its subsidiaries and controlled Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) neither the Company nor any of its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws.

4.23 Anti-Money Laundering Laws. The operations of the Company and each of its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

4.24 Sanctions. (i) None of the Company, any of its subsidiaries, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent, controlled Affiliate or representative of the Company or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by one or more Persons that are:

(A)

the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(B)

located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic, Russia, Cuba, Iran, North Korea and Syria).

(ii)	The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)

The Company and each of its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

4.25 Material Obligations; Share Repurchases; Material Changes. Subsequent to December 31, 2022, (i) the Company and its subsidiaries, taken as a whole, have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction, other than as disclosed to the Investors; (ii) the Company has not purchased any of its outstanding Common Shares (other than from its employees or other service providers in connection with the termination of their service pursuant to the terms of its equity compensation plans or agreements), nor declared, paid or otherwise made any dividend or distribution of any kind on its Common Shares other than ordinary and customary dividends; and (iii) there has not been any material change in the share capital, short-term debt or long-term debt of the Company and its subsidiaries, taken as a whole.

4.26 Title to Properties. The Company and each of its subsidiaries do not own any real property. The Company and its subsidiaries have good and marketable title to all personal property (other than intellectual property which is addressed exclusively in Section 4.27 below) owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the SEC Filings, or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and would not reasonably be expected to materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

4.27 Intellectual Property. Except as disclosed to the Investors or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its subsidiaries own, or have a license to, all patents, patent applications, patent rights, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Company Intellectual Property”) currently used in the conduct of their respective businesses, free and clear of all liens, security interests or encumbrances and such Company Intellectual Property is subsisting and unexpired, and to the knowledge of the Company, valid, enforceable, and free of material defects; (ii) to the knowledge of Company, the Company’s and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any intellectual property or contractual rights of any person; (iii) the Company and its subsidiaries have not received any written notice of any claim relating to Company Intellectual Property; (iv) to the knowledge of the Company, the Company Intellectual Property and its subsidiaries is not being infringed, misappropriated or otherwise violated by any Person; (v) there are no actions pending, or to the knowledge of the Company, threatened against the Company or its subsidiaries relating to Company Intellectual Property; (vi) the Company and its subsidiaries have complied in all material respects with the terms of each agreement pursuant to which Company Intellectual Property has been licensed to the Company or its subsidiaries, as applicable, and, to the Company’s knowledge, all such agreements are in full force and effect; and (vii) the Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard Company Intellectual Property and to require all employees and contractors (A) with access to trade secrets and confidential information to execute non-disclosure and confidentiality agreements with the Company or its subsidiaries, as applicable, and (B) who have been involved in the creation, invention or development of material Company Intellectual Property for or on behalf of the Company to assign in writing to the Company or its subsidiaries, as applicable, all of their rights therein.

4.28 Data Security. (i) The Company and each of its subsidiaries have complied in all material respects and are presently in compliance in all material respects with all internal privacy policies, contractual obligations, applicable laws, statutes and judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company or any of its subsidiaries personally identifiable or other regulated data (“Data Protection Obligations,” and such data, “Data”); (ii) the Company has not received any written notification of or complaint regarding material non-compliance with any Data Protection Obligation; and (iii) there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or, to the Company’s knowledge, threatened alleging non-compliance with any Data Protection Obligation.

4.29 No Breach. The Company and each of its subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the information technology systems and Data used in connection with the operation of the Company’s and its subsidiaries’ businesses. Without limiting the foregoing, the Company and its subsidiaries have used reasonable efforts to implement appropriate controls, policies and procedures, and technological safe guards to establish and maintain reasonable data protection controls, policies and procedures that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of any Data used in connection with the operation of the Company’s and its subsidiaries’ businesses (“Breach”). To the Company’s knowledge, there has been no material Breach, and the Company and its subsidiaries have not been notified of and have no knowledge of any event or condition that would reasonably be expected to result in, any such material Breach.

4.30 Labor Matters. No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors, in the case, that would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.31 Insurance Coverage. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as in the Company’s reasonable judgment are prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

4.32 Financial Statements. The financial statements included in each of the SEC Filings, together with the related schedules and notes thereto, comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and present fairly the consolidated financial position of the Company and its subsidiaries as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby except for any normal year-end adjustments in the Company’s quarterly financial statements. The other financial information included in each of the SEC Filings has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby.

4.33 Accounting Controls. The Company and each of its subsidiaries, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (i) no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has adversely affected, or is reasonably likely to adversely affect, the Company’s internal control over financial reporting.

4.34 No Sales of Common Shares. The Company has not sold, issued or distributed any Common Shares during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the 1933 Act, other than (i) Common Shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants, (ii) shares sold pursuant to the Securities Purchase Agreement dated February 13, 2023, by and between the Company and the investors named therein and (iii) shares sold pursuant to its Open Market Sale Agreement with Jefferies LLC following the period ended December 31, 2022.

4.35 Certificates, Authorities and Permits. The Company and its subsidiaries have operated and currently are in compliance in all material respects with all applicable laws, rules and regulations of the jurisdictions in which they are conducting business. None of the Company or any of its subsidiaries is in violation of, or has received any notices of violations with respect to, any applicable laws, statutes, ordinances, rules or regulations of any governmental body, court or government agency or instrumentality, except for violations which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

4.36 Tests and Preclinical and Clinical Trials. The preclinical tests and clinical trials conducted by or on behalf of the Company, or in which the Company’s product candidates have participated, including those that are described in, or the results of which are referred to in, the SEC Filings, were and, if still pending, are being and have been conducted in all material respects in accordance with all applicable laws, rules, and regulations of the U.S. Food and Drug Administration and comparable regulatory agencies outside of the United States to which they are subject, including the European Medicines Agency (collectively, the “Regulatory Agencies”), including without limitation 21 C.F.R. Parts 50, 54, 56, 58, and 312; each description of such tests and trials, and the results thereof, contained in the SEC Filings is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, and the Company has no knowledge of any other studies or tests the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Filings; and the Company has not received any notices or other correspondence from any Regulatory Agency requiring the termination, suspension or material adverse modification of any preclinical tests or clinical trials that are, or whose results of which are, described or referred to in the SEC Filings.

4.37 Health Care Laws. The Company and their directors, officers, employees and, to the knowledge of the Company, agents, are, in compliance in all material respects with all applicable Health Care Laws (as defined below), and have not engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state, provincial, or federal health care program. “Health Care Laws” means the laws and regulations of the Regulatory Agencies, including, without limitation, the Public Health Service Act (42 U.S.C. § 201 et. seq.), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the regulations promulgated pursuant to such laws, and any other similar local, state, provincial, or federal law. The Company has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration or any other Regulatory Agency alleging or asserting noncompliance with any Health Care Laws applicable to the Company or its subsidiaries. Additionally, the Company is not a party to nor has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Regulatory Agency. None of the Company nor any of its respective employees, officers or directors, or, to the knowledge of the Company, agents, has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

4.38 Tax Matters. The Company and each of its subsidiaries have filed all U.S. federal, state, provincial, local and non-U.S. income tax returns and all other material tax returns required to be filed through the date of this Agreement and have paid all material taxes and other assessments of a similar nature (whether imposed directly or indirectly or through withholding) including any interest, additions to tax, or penalties applicable thereto due or claimed to be due from such entities (whether or not reflected on such returns), except any such taxes as are currently being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the financial statements of the Company in accordance with U.S. GAAP, and no material tax deficiency has been, or could reasonably be expected to be, asserted against or determined adversely to the Company or any of its subsidiaries or any of their respective properties or assets, nor does the Company or any of its subsidiaries have any notice or knowledge of any such tax deficiency.

4.39 ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is sponsored, maintained, administered or contributed to by the Company has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) neither the Company nor any member of its “Controlled Group” (defined as any trade or business, whether or not incorporated, that would be regarded as a single employer with the Company under Section 414 of the Code) (x) has ever sponsored, maintained, contributed to or has had any obligation to contribute to, any employee benefit plan that is subject to Title IV of ERISA or any “multiemployer plan” as defined in Section 3(37) of ERISA or (y) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA.

4.40 No Relationship. No relationship, direct or indirect, exists between the Company, on the one hand, and the directors, officers, or shareholders of the Company, on the other, that is required by the 1933 Act or Canadian Securities Laws, as applicable, to be described in the SEC Filings and that is not so described in the SEC Filings.

4.41 Manipulation of Price. Neither the Company nor any Affiliate of the Company has taken, nor will the Company or any Affiliate take, directly or indirectly, any action which is designed to or which would be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

4.42 No Integrated Offering. Neither the Company nor its subsidiaries nor any of their Affiliates has, directly or indirectly, made, or will make, any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the 1933 Act.

4.43 Exemption from Registration Requirements. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Shares to the Investors are exempt from the registration requirements of the 1933 Act. The issuance and sale of the Shares do not contravene the rules and regulations of Nasdaq.

4.44 Sarbanes-Oxley Act. The Company is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

4.45 Shell Company Status. The Company is not currently, and has never been, an issuer identified in Rule 144 (i)(1) under the 1933 Act.

4.46 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or any Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.46 that may be due in connection with the transactions contemplated by the Transaction Documents.

4.47 No Bad Actors. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

4.48 General Instruction I.B.6. The Company meets the registration and transaction requirements for use of Form S-3 (including pursuant to General Instruction I.B.1 and, as applicable, I.B.6 of Form S-3) for the registration of the Shares and for resale by the Investors.

4.49 No Additional Agreements. The Company does not have any agreement or understanding with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents. For the avoidance of doubt, the Company has not entered into any other purchase agreement with any other Person on or around the date hereof, or any other agreement in connection with any Person’s direct or indirect equity investment in the Company that includes terms and conditions that are materially more advantageous to such Person than to any Investor hereunder.

4.50 DTC Eligibility. The Common Shares are eligible for clearing through the Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible for and participating in the Direct Registration System (DRS) of DTC with respect to the Common Shares. The Transfer Agent is a participant in, and the Common Shares are eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program. The Common Shares are not, and have not at any time been, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of transactions in Common Shares through DTC.

4.51 Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any Investor or its agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information which will not otherwise be disclosed in the Press Release (as defined below) or in the Company’s Current Report on Form 8-K to be filed simultaneously with the Press Release (the “Announcing 8-K”). The Company understands and confirms that each Investor will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Investors regarding the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Investor makes or has made any representations or warranties with respect to the transaction contemplated hereby other than those specifically set forth in Section 5 hereof.

5. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1 Organization and Existence. Such Investor is a duly incorporated or organized and validly existing corporation, limited partnership, limited liability company or other legal entity, has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement, and is in good standing under the laws of the jurisdiction of its incorporation or organization.

5.2 Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally, and general principles of equity.

5.3 Purchase Entirely for Own Account. The Shares to be purchased by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act or Canadian Securities Laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act or Canadian Securities Laws without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws or Canadian

Securities Laws. The Shares are being purchased by such Investor in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the EDGAR system. Based on the information such Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. Such Investor is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters, based, in part, upon the information provided or made available by or on behalf of the Company (on the EDGAR system or otherwise) to such Investor. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6 Restricted Securities. Such Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws and are subject to a restricted period under Canadian Securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act Laws or without a prospectus pursuant to Canadian Securities Laws only in certain limited circumstances.

5.7 Legends. It is understood that, except as provided below, certificates or book entry positions evidencing the Shares may bear the following or any similar legend (and will not, for the avoidance of doubt, bear any legend under Canadian Securities Laws):

“These securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state but have been issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended, or (iv) the securities are transferred without consideration to an affiliate of such holder or a custodial nominee (which for the avoidance of doubt shall require neither consent nor the delivery of an opinion).”

5.8 Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D. Prior to the Closing, such Investor will execute and deliver to the Company its Investor Questionnaire, which such Investor represents and warrants will be true, correct and complete in all material respects. Such investor is a sophisticated institutional investor with sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Shares. Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the transactions contemplated by the Transaction Documents (i) are fully consistent with its financial needs, objectives and condition and (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to such Investor.

5.9 No General Solicitation. Such Investor did not learn of the offering of the Shares as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications.

5.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11 Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Investor has not, either directly or indirectly by any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company or any other Person representing the Company regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, (i) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement and (ii) and in the case of an Investor whose investment adviser utilized an information barrier with respect to the information regarding the transactions contemplated hereunder after first being contacted by the Company or such other Person representing the Company, the representation set forth above shall only apply after the point in time when the portfolio manager who manages such Investor’s assets was informed of the information regarding the transactions contemplated hereunder and, with respect to the Investor’s investment adviser, the representation set forth above shall only apply with respect to any purchases or sales, including Short Sales, of the securities of the Company on behalf of other funds or investment vehicles for which the Investor’s investment adviser is also an investment adviser or sub-adviser after the point in time when the portfolio manager who manages the assets of such other funds or investment vehicles for which the Investor’s investment adviser is also an investment adviser or sub-adviser was informed of the information regarding the transactions contemplated hereunder. Other than to other Persons party to this Agreement and other than to such Person’s Affiliates, outside attorneys, accountants, auditors or investment advisors only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law, such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.12 No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

5.13 No Intent to Effect a Change of Control. Such Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act. Except as set forth in its Selling Stockholder Questionnaire or in filings made by the Investor or its Affiliates with the SEC prior to the date hereof, as of the date hereof, neither the Investor nor any of its Affiliates is the owner of record or the beneficial owner of Common Shares or securities convertible into or exchangeable for Common Shares.

5.14 Residency. Such Investor’s office in which its investment decision with respect to the Shares was made is located at the address immediately below such Investor’s name on its signature page hereto.

5.15 No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

6. Conditions to Closing.

6.1 Conditions to the Investors’ Obligations. The obligation of each Investor to purchase Shares at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a)

The representations and warranties made by the Company in Section 4 hereof, as qualified by the SEC Filings, shall be true and correct in all respects as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)

The Company shall have obtained any and all consents, permits, approvals, including to the extent applicable, any shareholder approvals, registrations and waivers necessary for the consummation of the purchase, sale and issuance of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)	The Company shall have executed and delivered the Registration Rights Agreement.

(d)

The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares, and Nasdaq shall have raised no objection to the consummation of the transactions contemplated by the Transaction Documents.

(e)

No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f)

The Company shall have delivered a certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d), (e), (i) and (j) of this Section 6.1.

(g)

The Company shall have delivered a certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement, the other Transaction Documents, the issuance of the Shares, certifying the current versions of the Articles of Incorporation and General By-laws of the Company and certifying as to the signatures and authority of Persons signing the Transaction Documents and related documents on behalf of the Company.

(h)

The Investors shall have received an opinion from Goodwin Procter LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors. The Investors shall have received an opinion from Osler, Hoskin & Harcourt LLP, the Company’s Canadian counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors.

(i)	There shall have been no Material Adverse Effect since the date hereof.

(j)

No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Shares and no proceedings for any such purposes shall have been initiated or threatened.

6.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue Shares to each Investor at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)

The representations and warranties made by such Investor in Section 5 hereof shall be true and correct in all material respects as of the date hereof, and shall be true and correct as of the Closing Date with the same force and effect as if they had been made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. Such Investor shall have performed in all material respects all obligations and covenants herein required to be performed by such Investor on or prior to the Closing Date.

(b)	Such Investor shall have executed and delivered the Registration Rights Agreement, an Investor Questionnaire and a Selling Stockholder Questionnaire.

(c)	Such Investor purchasing Shares at the Closing shall have paid in full its purchase price to the Company.

6.3 Termination of Obligations to Effect Closing; Effects.

(a)	The obligations of the Company, on the one hand, and each Investor, on the other hand, to effect the Closing shall terminate as follows:

(i)	upon the mutual written consent of the Company and an Investor solely as it itself;

(ii)	by the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)	by an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by such Investor; or

(iv)	automatically without further action by the Company or the Investors if the Closing has not occurred on or before 5:00 p.m. (New Yok City time) on May 15, 2023.

provided, however, that, in the case of clauses (ii) and (iii) above, the party seeking to terminate its obligation to effect the Closing shall not be entitled to so terminate if such party shall then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents and such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)

In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to Section 6.3(a)(i), written notice thereof shall be given to the other Investors by the Company, and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors. Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7. Covenants and Agreements of the Parties

7.1 Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Shares on Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.2 Removal of Legends. Within one (1) Business Day following the date the Registration Statement (as defined in the Registration Rights Agreement) is declared effective, the Company shall provide or cause its legal counsel to provide the transfer agent for the Common Shares (the “Transfer Agent”) one or more opinions regarding the removal of legends in connection with sales or other permitted dispositions pursuant to the effective Registration Statement. In connection therewith, the Company shall use reasonable best efforts to have the Transfer Agent remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two (2) Trading Days receipt of notice of the sale or disposition pursuant to the Registration Statement, provided that the Transfer Agent and/or Company has timely received from the Investor a customary seller representation letter regarding such disposition. In addition, either (i) any time after the holding period specified in Rule 144(d)(1)(ii) has been satisfied or (ii) in connection with any sale, assignment, transfer or other disposition of the Shares by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by an Investor, the Company shall use reasonable best efforts to have provide or cause its legal counsel to provide the Transfer Agent one or more opinions (including blanket opinions) regarding the removal of legends in reliance of such rule, and to have the Transfer Agent remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares without restrictive legends within two (2) Trading Days of any such request, provided that the Transfer Agent and/or Company has timely received from the Investor customary representations and other documentation reasonably acceptable to the Company in connection therewith. Shares subject to legend removal hereunder may be transmitted by the Transfer Agent to the Investor by crediting the account of the Investor’s prime broker with the DTC’s system as directed by such Investor. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

7.3 Transfer Restrictions. Each Investor agrees that it will sell, transfer or otherwise dispose of the Shares only pursuant to an effective registration statement under the 1933 Act or an exemption from the registration requirements thereof and that any Shares sold by such Investor pursuant to an effective registration statement will be sold in compliance with the plan of distribution set forth therein.

7.4 Subsequent Equity Sales by the Company. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the 1933 Act of the sale of the Shares to the Investors, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction. The Company shall not take any action or steps that would adversely affect reliance by the Company on Section 4(a)(2) and Rule 506(b) of Regulation D for the exemption from registration for the transactions contemplated hereby or require registration of the Shares under the 1933 Act.

7.5 Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Investor) relating to or arising out of the transactions contemplated hereby.

7.6 Short Sales and Confidentiality After the Date Hereof. Each Investor covenants that it will not, nor will it cause any Person acting on its behalf or pursuant to any understanding with it to, execute any Short Sales during the period from the date hereof until the earlier of such time as (i) the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated in full. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement. Each Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), other than to such Person’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law.

7.7 Filings. The Company shall make all filings with the SEC and its Trading Market and Canadian Securities Laws as required by the transactions contemplated hereby.

7.8 Nonpublic Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 9.8, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Investor or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material nonpublic information, unless prior thereto such Investor shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that each Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, nonpublic information regarding the Company or any subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K. The Company understands and confirms that each Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

8. Survival and Indemnification.

8.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

8.2 Indemnification. The Company agrees to indemnify, defend and hold harmless each Investor and its Affiliates, and their respective directors, officers, trustees, partners, members, managers, stockholders, employees, investment advisers and agents, and each person who controls the Investor (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act), and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney’s fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person solely to the extent such amounts have been finally judicially determined not to have resulted from such Person’s fraud or willful misconduct; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (i) the material failure of such Person entitled to indemnification to comply with the covenants and agreements contained herein, or (ii) the material inaccuracy of any representations or warranties made herein by such Person entitled to indemnification herein, or (y) has been finally judicially determined to have resulted from such Person’s fraud or willful misconduct. The Company shall notify the Investors promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by the Transaction Documents of which the Company is aware.

8.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party or (c) in the reasonable judgment of any such indemnified party, based upon written advice of its counsel, a conflict of interest exists between such indemnified party and the indemnifying party with respect to such claims (in which case, if the indemnified party notifies the indemnifying party in writing that such indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation or that includes any admission as to fault, culpability or failure to act on the part of such indemnified party. No indemnified party will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement on any such matter.

9. Miscellaneous.

9.1 Successors and Assigns. No party hereunder may assign its rights or obligations hereunder without, in the case of any Investor, the consent of the Company and, in the case of the Company, the consent of each of the Investors, except that each Investor may, prior to the Closing and without the consent of the Company, assign its rights hereunder to any Affiliate of such Investor and/or, after the Closing, to any assignee or transferee of the Common Shares; provided, that no such assignment shall relieve such Investor of its obligations hereunder and provided such assignee or transferee agrees in writing to be bound by the provisions hereof that apply to Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Shares is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the shares received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by e-mail, then such notice shall be deemed given upon receipt of confirmation of receipt of an e-mail transmission, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to the Company:

Fusion Pharmaceuticals Inc.

Two International Place, Suite 2310

Boston, MA, 02110

Telephone: (617) 388-4573

Attention: Maria Stahl

Email: stahl@fusionpharma.com

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Telephone: (212) 459-7234

Attention: Mitchell Bloom; Siavosh Salimi

Email: mbloom@goodwinlaw.com; ssalimi@goodwinlaw.com

If to the Investors:

Only to the addresses set forth on the signature pages hereto.

9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and each Investor has relied on the advice of its own respective counsel.

9.6 Amendments and Waivers. Prior to Closing, no amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. Following the Closing, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the unanimous consent of the Investors. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. Any amendment or waiver effected in accordance with this paragraph shall be binding upon (i) prior to Closing, each Investor that signed such amendment or waiver and (ii) following the Closing, each holder of any Shares purchased under this Agreement at the time outstanding, and in each case, each future holder of all such Shares and the Company.

9.7 Other Agreements. The Company has not entered and will not enter, subsequent to the date hereof, into any side letter or similar agreement relating to the purchase of the Shares with any other Investor, other than this Agreement, which would reflect a purchase price or other terms and conditions with respect to the purchase of the Shares that are more favorable to such Investor than the terms of this Agreement.

9.8 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Investors without the prior consent of the Company, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Investors shall allow the Company reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each Investor may identify the Company and the value of such Investor’s security holdings in the Company in accordance with, and provide any other information that is required to be disclosed pursuant to, applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Sections 13 and 16 of the 1934 Act). The Company shall not include the name of any Investor or any Affiliate or investment adviser of such Investor in any press release or public announcement (which, for the avoidance of doubt, shall not include any SEC Filing to the extent such disclosure is required by SEC rules and regulations) without the prior written consent of such Investor. No later than the 9:01

a.m. (New York City time) on the Business Day immediately following the date this Agreement is executed (provided that, if this Agreement is executed between midnight and 9:00 a.m. (New York City time) on any Business Day, no later than 9:01 a.m. on the date the Agreement is executed), the Company shall issue a press release disclosing all material terms of the transactions contemplated by this Agreement (the “Press Release”) and shall file with the SEC the Announcing 8-K disclosing any other material non-public information provided or made available by or on behalf of the Company to any of the Investors on or prior to the date hereof and including as exhibits thereto the Press Release, this Agreement and the Registration Rights Agreement (in each case without redaction). In addition, the Company will make such other legally required filings and notices in the manner and time required by the SEC or Nasdaq and Canadian Securities Laws; provided that, to the extent such filings include the name of any Investor or any Affiliate or investment adviser of such Investor, then the Company shall provide such Investor with prompt prior notice of such filing requirement so that the Investor may (a) seek appropriate relief to prevent or limit such disclosure, (b) furnish only that portion of the information which is legally required to be furnished or disclosed, and to the extent reasonably feasible, and (c) consult with the Company on content and timing prior to any such disclosure. The Company represents and warrants that, from and after the issuance of the Press Release and the filing of the Announcing 8-K, no Investors shall be in possession of any material nonpublic information received from the Company, its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. The Company hereby acknowledges and agrees that no Investor (nor any of such Investor’s Affiliates, attorneys, accountants, agents or representatives) shall have any duty of trust or confidence (including any such obligation under any confidentiality or non-disclosure agreement entered into by such Investor in connection with the purchase of the Common Shares hereunder) with respect to, or any obligation not to trade in any securities while aware of, any material nonpublic information (X) provided by, or on behalf of, the Company any of its Affiliates or any of their officers, directors (or equivalent persons), employees, attorneys, agents or representatives in violation of any of the representations, warranties, covenants, provisions or agreements set forth in this Section 9.8 or elsewhere herein or (Y) otherwise possessed (or continued to be possessed) by any Investor (or any Affiliate, attorney, accountant, agent or representative thereof) as a result of any breach or violation of any representation, warranty, covenant, provision or agreement set forth in this Section 9.8.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.10 Entire Agreement. This Agreement, including the signature pages and Exhibits and any confidentiality agreement between the Company and each Investor constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.11 Further Assurances. On or prior to the Closing Date, the parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof (other than sections 5-1401 and 5-1402 of the General Obligations Law) to the extent that those principles would result in the application of the laws of another jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.13 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Shares pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among the Investors.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:

FUSION PHARMACEUTICALS INC.

By:	/s/ John Crowley
Name:	John Crowley
Title:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

INVESTOR: FEDERATED HERMES KAUFMANN FUND, A PORTFOLIO OF FEDERATED HERMES EQUITY FUNDS

By:	Federated Global Investment Management Corp., as attorney-in-fact

By:	/s/ Stephen Van Meter
Name:	Stephen Van Meter
Title:	Vice President and Chief Compliance Officer

Address:	4000 Ericsson Drive
Warrendale, PA
15086-7561

INVESTOR: FEDERATED HERMES KAUFMANN SMALL CAP FUND, A PORTFOLIO OF FEDERATED HERMES EQUITY FUNDS

By:	Federated Global Investment Management Corp., as attorney-in-fact

By:	/s/ Stephen Van Meter
Name:	Stephen Van Meter
Title:	Vice President and Chief Compliance Officer

Address:	4000 Ericsson Drive
Warrendale, PA
15086-7561

INVESTOR: FEDERATED HERMES KAUFMANN FUND II, A PORTFOLIO OF FEDERATED HERMES INSURANCE SERIES

By:	Federated Global Investment Management Corp., as attorney-in-fact

By:	/s/ Stephen Van Meter
Name:	Stephen Van Meter
Title:	Vice President and Chief Compliance Officer

Address:	4000 Ericsson Drive
Warrendale, PA
15086-7561

EXHIBIT A

Investors

Investor Name	Number of Shares	Aggregate Purchase Price of Shares
Federated Hermes Kaufmann Fund	3,490,000	$14,588,200
Federated Hermes Kaufmann Small Cap Fund	1,190,000	$4,974,200
Federated Hermes Kaufmann Fund II	104,689	$437,600.02

EXHIBIT B

Registration Rights Agreement

EXHIBIT C

Investor Questionnaire